Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 033-63107) pertaining to The Dayton Power and Light Company Savings Plan for Collective Bargaining Employees of our report dated June 12, 2009 with respect to the financial statements and supplemental schedules of The Dayton Power and Light Company Savings Plan for Collective Bargaining Employees included in this Annual Report (Form 11-K) for the year ended December 31, 2008.

/s/ Battelle & Battelle LLP

June 12, 2009

Dayton, Ohio